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                                                                      EXHIBIT 24

                       CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the inclusion in this Annual Report on Form 10-K for the period ended December 31, 1999, and to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 2-77496, 33-10631, 33-56772, 33-82560, 333-19265, 333-31391, 333-31393 and 333-65547) and Forms S-3 (File
No's. 333-02001, 333-27189 and 333-48097) of our report dated March 17, 2000, on our audits of the consolidated balance sheets of International Remote Imaging Systems, Inc. and subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
March 30, 2000